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                    February 15, 2023

       Chong Kuang Lee
       Chief Executive Officer
       Greenpro Capital Corp.
       B-7-5, Northpoint Office
       Mid Valley City, No.1 Medan Syed Putra Utara
       59200 Kuala Lumpur, Malaysia

                                                        Re: Greenpro Capital
Corp.
                                                            Amendment No. 1 to
Form 10-K for Fiscal Year Ended December 31, 2021
                                                            Filed July 18, 2022
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 29,
2022
                                                            File No. 001-38308

       Dear Chong Kuang Lee :

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology